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MEDALIST DIVERSIFIED REIT, INC.
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Medalist Diversified REIT, Inc. RELEASES UPDATE FROM interim CEO and president

RICHMOND, Va., August 23, 2023--Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the "Company" or "Medalist"), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., released today a letter from Francis P. Kavanaugh, the Company’s interim CEO and President, providing an update on the Company’s activities during the first 30 days of his tenure.

Dear Shareholders,

Having reached my 30th day as interim CEO of Medalist Diversified REIT, Inc. (“MDRR”), I'm pleased to present an update on our strategic progress, tenant relationships, and promising trends in the retail industry that I believe bode well for our future.

Property Overview

- Southeast geographic focus

- Nearly 1 million square feet across 5 shopping centers and 3 flex/industrial assets as of July 31, 2023

- Assumable debt of $61 million of July 31, 2023

- 4.2% weighted average interest rate; 5.8 year weighted average debt maturity as of July 31, 2023

Leasing Activity

Leasing remains central to our strategy, with recent engagements that signal our alignment with market demands:

- Parkway Center: Achieved full occupancy with a newly-signed 2,569 square foot lease on August 7, 2023

- Greenbrier Business Center: A new 6,770 square foot lease brings occupancy to 98% as of August 23, 2023

- Salisbury Marketplace – Family Dollar: Secured an 8,470 square foot lease renewal for 10 years on July 28, 2023

- Lancer Center – Big Lots: 10-year, 28,257 square foot lease renewal on June 27, 2023

- Ashley Plaza – CitiTrends: 5-year, 14,880 square foot lease renewal on June 7, 2023

We believe these high-profile new leases and lease renewals demonstrate our commitment to fostering sustainable relationships and securing long-term stability.

Retail Sector Resilience

According to an article in the Wall Street Journal on August 22, 2023, the retail real estate market has proven resilient, with remarkable trends including:

- Retail Availability at Record Lows: The nationwide availability rate now stands at 4.8%, the lowest in 18 years.

- Positive Rent Growth: The average asking rent in the U.S. increased by 6.3% since Q2 2020.

- Resilience Despite Economic Fluctuations: Despite predictions of physical retail’s decline due to online sales, brick-and-mortar locations are flourishing. Retail’s strength is largely the result of a sharp drop in retail construction since the 2008-2009 financial crisis and digitally native companies are even opening physical stores.

- Shift Towards Suburban Locations: The rise of remote work and suburban living has driven foot traffic to local stores and shops, benefiting retail property owners and landlords in these areas.

This resilience signals opportunities for MDRR to further our retail investments, capitalizing on emerging consumer behaviors and the adaptability of the retail sector.

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Cost Efficiency & Alignment

The decision to terminate our external manager and eliminate other positions, thus saving nearly $1 million per year, was a key step in enhancing our financial position.

CEO Compensation

To signify my commitment to MDRR, I have agreed to forgo any compensation for my service as a director and executive officer of MDRR during the previously announced six-month suspension of dividends, which took effect on July 12, 2023.

Capital Financing Strategy & Equity Purchases

Our management and directors’ collective purchase of shares of MDRR’s common and preferred stock in August 2023 totaling approximately $564,000 is a substantial investment, underscoring our belief in MDRR's potential.

Focused Growth, Acquisitions, and Values

Our growth strategy emphasizes acquisitions that resonate with our newly adopted core values of Seamless Alignment and Value-Driven. We plan to forge a sustainable model that reflects our ambitions and respects the dynamic landscape.

Upcoming Engagement & Collaboration

Our upcoming annual meeting of shareholders on September 15, 2023 presents an essential platform for dialogue and collaboration. We highly value your insights.

Team Unity & Passion

Our team, unified and motivated, embodies our core values. Together, we're working to craft a transformative path forward.

Closing Thoughts & Regular Engagement

We are committed to providing regular updates to our shareholders. Your feedback and partnership drive our progress.

In closing, I want to express my gratitude for your continued trust and confidence in our shared journey.

Sincerely,

Francis P. Kavanaugh

Interim CEO and President, Medalist Diversified REIT, Inc.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at www.medalistreit.com.

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Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should” and “could” and include statements about our corporate strategy. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, adverse changes in the pricing of the Company’s assets, disruptions associated with management internalizations, increased costs of, and reduced availability of, capital and those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Contact

Brent Winn
Medalist Diversified REIT, Inc.
brent.winn@medalistprop.com

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